EXHIBIT 23.1

To the Board of Directors and Stockholders of

Med-X, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Med-X, Inc. on Form S-1 of our report dated May 2, 2022 with respect to our audit of the financial statements of Med-X, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs related to Med-X, Inc’s ability to continue as a going concern and a restatement of inventory costs) as of December 31, 2021 and 2020 and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLP

Prager Metis CPAs, LLP
El Segundo, CA
September 7, 2022